Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the use in this Registration Statement on Form S-1, Amendment No. 2, of our report dated March 1, 2000 relating to the financial statements of SupplierMarket.com, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/S /    PricewaterhouseCoopers LLP

Boston, Massachusetts
May 10, 2000